Exhibit 6.1.1

BUILDINGBITS PURCHASE AND SALE AGREEMENT

This BuildingBits Purchase and Sale Agreement (this "Agreement") is made and entered into as of April 24, 2018 (the "Effective Date") by Quattro Williamsport, LLC, an Illinois limited liability company ("Seller"), BuildingBits Real Estate Services, LLC, an Oregon limited liability company ("BBRS"), and BuildingBits Properties I, LLC, a Delaware limited liability company ("Buyer").

Background

A.           Seller is the owner of certain real property legally described on the attached Exhibit A (the "Land") and all buildings, fixtures, and other improvements situated on the Land (collectively, the "Improvements"), located at 1954 E. 3rd Street, Williamsport, Pennsylvania.

B.           Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Land and the Improvements, together with all of the other property and interests of Seller described in Section 1 below, subject to and on the terms and conditions contained in this Agreement.

Terms and Conditions

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, BBRS and Buyer agree as follows:

1.            Agreement of Purchase and Sale. Seller agrees to sell, and Buyer agrees to buy, subject to and on the terms and conditions contained herein, the Land and the Improvements, together with all of Seller’s right, title, and interest in and to:

(a)          Appurtenant Rights. (i) All rights of way, tenements, hereditaments, easements, interests, minerals and mineral rights (if any), water and water rights (if any), utility capacity, and appurtenances, if any, in any way belonging or appertaining to the Land and the Improvements, and (ii) all adjoining streets, alleys, roads, parking areas, curbs, curb cuts, sidewalks, landscaping, signage, sewers, and public ways (collectively, the "Appurtenant Rights");

(b)          Personal Property. All equipment, fixtures and other personal property owned by Seller (if any) and located at, or attached to, the Improvements and used in connection with the ownership, operation, and/or maintenance of the Land or the Improvements, including, without limitation, building systems (collectively, the "Personal Property");

(c)          Leases. All leases, tenancies, cell tower or telecommunications agreements and rental or occupancy agreements granting possessory rights in, on, or covering the Land or Improvements to the tenants listed on the Rent Roll to be delivered to Buyer pursuant to Section 7(a) below (the "Rent Roll"), together with (i) all modifications, extensions, amendments, and guarantees, letters of credit or other security devices relating thereto and (ii) such other leases of the Improvements as may be made prior to Closing (as defined below) in accordance with the terms of this Agreement (collectively, the "Leases");

(d)          Contracts. To the extent assignable, and subject to Buyer’s agreement or obligation to accept an assignment thereof pursuant to the terms of Section 7(d) below, all contracts, agreements, guarantees, warranties, and indemnities, if any, affecting the ownership, operation, management, and/or maintenance of the Land, Improvements, Appurtenant Rights, Personal Property, and Leases (collectively, the "Contracts");

(e)          Licenses. To the extent assignable, all licenses, franchises, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals, and the like from any governmental or quasi-governmental entity or instrumentality affecting or relating to the ownership, operation, or maintenance of the Land or the Improvements (collectively, the "Licenses"); and

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(f)          Intangibles. To the extent the same exist and are assignable, (i) all plans, drawings, specifications, blueprints, studies or reports (including all environmental, architectural (including Americans with Disabilities Act compliance), engineering, structural, mechanical, roof, soils, seismic and geologic reports) and surveys relating in any way to the Property (as defined below), (ii) maintenance records prepared by or on behalf of Seller in connection with the ownership, operation, and/or maintenance of the Property, (ii) all logos, building and trade names, (iii) all transferable guaranties and warranties, if any, (iv) all advertising materials, development rights and other information and documentation in Seller’s possession relating to the Property that do not contain Seller’s name or are not deemed proprietary by Seller, and (v) all other intangible rights, titles, interests and privileges owned by Seller and relating to the Property (collectively, the "Intangibles").

The Land, Improvements and Appurtenant Rights are collectively referred to as the "Real Property," and the Real Property, Personal Property, Leases, Contracts, Licenses, Intangibles, and all other property rights pertaining thereto are collectively referred to as the "Property."

2.            Platform Listing; Agency Acknowledgement and Disclosure; BBRS Commission.

(a)          Platform Listing. Within three (3) days after Buyer's receipt of the Due Diligence Materials (as defined below) pursuant to Section 7(a) below, BBRS and Buyer will list the Property on the BuildingBits Platform, which is a crowdfunding based marketplace (the "Platform") that BBRS, Buyer and their affiliates will use to raise some or all of the equity required to purchase the Property from third-party investors ("BuildingBits Investors"). Seller, at no cost, expense or liability (actual or contingent) to Seller, shall reasonably cooperate with BBRS in all respects in connection with listing the Property on the Platform, which may include cooperating with, and granting full access to the Property to, any third-party vendor retained by BBRS to create marketing photography or video footage of the Property, subject to reasonable restrictions regarding time of entry and disruption of tenant’s business operations. Seller authorizes BBRS and Buyer to make any and all information, data, and documents relating to the Property (including without limitation the Due Diligence Materials furnished pursuant to the terms and provisions of Section 7(a)) obtained by Buyer from Seller or any other party or discovered by Buyer during the term of this Agreement available on the Platform for review and analysis by BuildingBits Investors. Other than requiring BuildingBits Investors to enter into confidentiality agreements in connection with gaining access to the Platform, BBRS and Buyer have no duty to ensure the confidentiality of the Due Diligence Materials or any other information, data or documents relating to the Property made available on the Platform, and BBRS and Buyer will have no liability to Seller if for any reason any of the Due Diligence Materials or any other information, data or documents relating to the Property become widely disseminated or publicly available.

(b)          Statement of Consideration. Seller acknowledges and agrees that the agreement of Buyer and BBRS to list the Property on the Platform constitutes sufficient consideration for the rights and options extended to Buyer under this Agreement, including, without limitation, the right to terminate this Agreement as provided herein.

(c)          Agency Acknowledgement and Disclosures. Buyer and Seller hereby acknowledge and consent to the following agency relationships in connection with the transactions contemplated by this Agreement:

(i)          Seller has not been represented by any brokers, finders, or agents in connection with the transactions contemplated by this Agreement.

(ii)         Buyer has been represented by BBRS in connection with the transactions contemplated by this Agreement. Seller acknowledges that (1) BBRS has affiliated with JDS Real Estate Services, Inc. (the "Broker of Record"), a third-party licensed real estate broker in the state where the Property is located; (2) BBRS is an affiliate of Buyer; and (3) BBRS and the Broker of Record has and will exclusively represent Buyer in connection with the transactions contemplated by this Agreement.

(iii)        Buyer and Seller acknowledge having received and having reviewed the disclosures set forth in attached Exhibit B.

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Initials of Seller:	Initials of Buyer:

(d)           Commission. Pursuant to a separate written agreement, Seller will be responsible for all fees, commissions, and other amounts due to Seller's Broker as a result of the transactions contemplated herein. In addition, Seller agrees to pay a commission to the Broker of Record in the amount of one percent (1%) of the Purchase Price (the "BBRS Commission"). Seller shall cause the Escrow Agent (as defined below) to deliver the BBRS Commission to the Broker of Record on the Closing Date (as defined below). The commissions described herein shall only be paid in the event this transaction closes, and may be shared by BBRS and the Broker of Record pursuant to a separate written agreement.

(e)           Indemnity. Each party agrees to indemnify, defend, and hold harmless the other party, its successors, assigns, and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation attorney fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s, or finder’s fees of any person claiming by or through such party, other than Seller's Broker or BBRS which shall be compensated as provided above. The obligations of Seller and Buyer under this Section 2 will survive the Closing and the termination of this Agreement.

3.            Purchase Price. The purchase price for the Property (the "Purchase Price") will be One Million Nine Hundred Eighty Thousand Five Hundred Dollars ($1,980,500). The Purchase Price, plus or minus prorations, adjustments and credits provided for in this Agreement, will be paid in cash or cash equivalent to Seller at Closing.

4.            Closing. Subject to the terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") will take place on or before the date (the "Closing Date") that is forty-five (45) days after the later to occur of: (a) the delivery date of the Contingency Approval Notice (as defined below); or (b) the expiration of the Funding Milestone #2 Period (as defined below). The Closing will occur through the Escrow (as defined below). No party shall be required to be present at the Closing.

5.            Escrow. This transaction will be closed through an escrow (the "Escrow") established with Stewart Title Guaranty Company, 10 S. Riverside Plaza, Suite 1450, Chicago, Illinois 60606, Attention: Alan R. Kalas (the "Escrow Agent") in accordance with this Agreement. Upon creation of the Escrow, anything herein to the contrary notwithstanding, the transfer and conveyance of the Property, the payment of funds, and the delivery of the Escrow Closing Documents (as defined below) and other documents required to close the transaction contemplated by this Agreement will be made through the Escrow. The Closing will take place so that the Title Company’s commitment to issue the Title Policy (as defined below) will be delivered to Buyer, and Seller will receive the net sale proceeds, on the Closing Date.

6.            Conveyance and Title Matters.

(a)           Title Objections. Seller shall request Escrow Agent to cause to be delivered to Buyer a preliminary title report (the "Preliminary Report") from a title company affiliated with the Escrow Agent (the "Title Company"), showing the status of Seller’s title to the Property, together with complete and legible copies of all documents shown therein as exceptions to title ("Exceptions"). Buyer shall have until the date that is fifteen (15) days after the Title Company delivers the Preliminary Report and Exceptions to Buyer within which to give notice in writing to Seller of any objection to such title or to any liens or encumbrances affecting the Property. Within five (5) days after receipt of such notice from Buyer, Seller shall give Buyer written notice of whether it is willing and able to remove the objected-to Exceptions. If Seller fails to deliver such notice, Seller shall be deemed to have elected not to remove such Exceptions. Without the need for objection by Buyer, Seller shall, with respect to monetary liens that can be satisfied and released by the payment of money (e.g., mortgages, mechanic’s liens, judgment liens, delinquent taxes), eliminate such exceptions to title on or before Closing. Within five (5) days after receipt of such notice from Seller or five (5) days after Seller’s deemed election not to remove Exceptions (the "Title Contingency Date"), Buyer shall elect whether to: (i) purchase the Property subject to those objected-to Exceptions which Seller is not willing or able to remove; or (ii) terminate this Agreement. If Buyer fails to give Seller notice of Buyer’s election, then such inaction shall be deemed to be Buyer’s election to waive its objections and proceed to Closing. On or before the Closing Date (defined below), Seller shall remove all Exceptions to which Buyer objects and which Seller expressly agrees in writing that Seller is willing and able to remove. All remaining Exceptions set forth in the Preliminary Report and those Exceptions caused by or agreed to by Buyer shall be deemed "Permitted Exceptions."

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(b)           New Exceptions. In the event that (i) subsequent to the delivery to Buyer of the Preliminary Report, the Title Company issues an update to the Preliminary Report that shows an exception to title not previously listed (a "New Exception"), as long as such New Exception is not caused by Buyer Buyer shall have five (5) business days following receipt of such update to the Preliminary Report and the underlying documents to object in writing (the "Buyer’s New Exception Notice") to such New Exception. Buyer’s failure to approve or disapprove any New Exception within the period described in the initial sentence of this Section 6(b) shall be deemed approval thereof. If Buyer timely disapproves, or is deemed to have disapproved, any New Exception, then Seller may, but shall not be obligated to, correct such New Exceptions specified in such notice at or prior to the Closing Date; provided, however, if Seller is able and willing to eliminate or cure all of such New Exceptions which Buyer has disapproved, Seller shall notify Buyer in writing within five (5) days of Seller’s receipt of Buyer’s New Exception Notice or deemed disapproval ("Seller’s New Exception Notice Period") that Seller intends to eliminate or cure (said notice hereinafter called "Seller’s New Exception Notice") and in which case the elimination or curing by Seller of the New Exception(s) specified by Seller for cure or elimination in Seller’s New Exception Notice shall be completed on or before the Closing Date. If Seller does not deliver Seller’s New Exception Notice to Buyer within Seller’s New Exception Notice Period, Buyer is deemed to be notified that Seller is unable or unwilling to eliminate or cure the disapproved New Exception(s). If Seller (i) does not timely deliver Seller’s New Exception Notice, or (ii) notifies or is deemed to have notified Buyer that Seller is unable or unwilling to cure any disapproved New Exception(s), then, unless Buyer waives, in writing, those disapproved New Exception(s) for which Seller has elected or is deemed to have elected to not cure within five (5) days following Seller’s New Exception Notice Period, this Agreement shall terminate and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement. If necessary, the Closing Date shall be extended to the third (3rd) business day following the running of the time limits stated in this Section 6(b).

7.            Due Diligence and Conditions to Closing.

(a)           Due Diligence Materials. Within five (5) business days following the Effective Date, and to the extent Seller has not already done so, Seller will provide Buyer with copies of the following documents to the extent in the possession of Seller (collectively, the "Due Diligence Materials"):

(i)          The Rent Roll

(ii)         A copy of Seller’s existing survey of the Property.

(iii)        The most recent real estate and personal property tax bills, notices of assessed valuation, and utility bills relating to the Property.

(iv)        All certificates of occupancy, floor plans, "as built" or working drawings, site plans, specifications, and the most recent title policy relating to the Property.

(v)         The Leases and any material correspondence with respect thereto.

(vi)        The Contracts and Licenses, if any.

(vii)       Statements of operations for the past two (2) complete calendar years and year to date for the current year and general ledgers maintained or prepared for the Property, but not for any longer period than Seller’s ownership of the Property.

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Buyer acknowledges and agrees that except as otherwise expressly provided herein, neither Seller nor any of its representatives or advisors have made or are making any representation or warranty, express or implied, as to the accuracy or completeness of the Due Diligence Materials and shall not be liable to Buyer (or to any of Buyer’s members, partners, investors (including the BuildingBits Investors), representatives, advisors, consultants, successors or assigns or any third parties) for any loss or damage resulting from Buyer’s use of, or reliance on, the Due Diligence Materials. Moreover, Buyer agrees that Buyer shall include the following language on its Platform with respect to the Property: “Building Bits Real Estate Services, LLC and BuildingBits Properties I, LLC (“BuildingBits”) is responsible for all information, documents and materials (“Due Diligence Materials”) included on this Platform. The Seller of the Property has not made any representation or statement regarding the truth or accuracy of the Due Diligence Materials and has no liability or responsibility to BuildingBits or any investors for any of the Due Diligence Materials. The Due Diligence Materials provided herein are subject to all waivers, releases, terms and provisions of the Purchase and Sale Agreement with Seller.”

(b)           Platform Funding Milestones. Seller acknowledges that Buyer intends to raise some or all of the equity required to acquire Property from BuildingBits Investors by listing the Property on the Platform in accordance with Section 2(a). Seller further acknowledges that Seller will have the right to access the Platform and will have the ability to monitor the status of the milestones contemplated in this Section 7(b). Moreover, Buyer and BBRS agree from time to time, following receipt of written request from Seller, to provide Seller with a status report concerning the status of the milestones contemplated in this Section 7(b). Buyer's obligation to purchase the Property shall be subject to the timely satisfaction of the following conditions:

(i)          Qualification. Buyer shall have an initial period of thirty (30) calendar days (the "Qualification Period") for Buyer to engage a third party CPA firm to prepare audited financial statements for the subject property ("Audit") and undertake the process of qualifying the asset as part of an SEC Regulation A+ offering ("Qualification") of the Property, to the extent necessary or desirable. If both the Audit and the Qualification are not completed within the initial Qualification Period, then the Qualification Period will be automatically extended for an additional thirty (30) calendar days. If both the Audit and the Qualification are not completed within the Qualification Period, as extended, then Seller may terminate this Agreement by delivering written notice thereof to Buyer within two (2) business days after the expiration of the Qualification Period, as extended, in which case this Agreement will terminate and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement). At any time within the Qualification Period, as it may be extended, Buyer may elect in its sole discretion to terminate this Agreement due to the actual or anticipated failure to complete the Audit and the Qualification by delivering written notice thereof to Seller, in which case this Agreement will terminate and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement).

(ii)         Funding Milestone #1. Provided this Agreement has not been previously terminated in accordance with its terms, Buyer shall have an initial period of thirty (30) calendar days (the "Funding Milestone #1 Period") from the expiration of the Qualification Period to obtain satisfactory commitments on the Platform from BuildingBits Investors of an amount ("Funding Milestone #1") equal to the greater of: (1) two percent (2%) of the Purchase Price; or (2) six percent (6%) of Six Hundred Ninety-Three Thousand One Hundred Seventy-Five Dollars ($693,175) (the "Funding Goal"). If Funding Milestone #1 is not met by the expiration of the initial Funding Milestone #1 Period, then Seller may terminate this Agreement by delivering written notice thereof to Buyer within two (2) business days after the expiration of the initial Funding Milestone #1 Period, in which case this Agreement will terminate and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement). In the event that Seller does not timely exercise the foregoing termination right, then the Funding Milestone #1 Period will be automatically extended for an additional thirty (30) calendar days. If Funding Milestone #1 is not met by the expiration of the Funding Milestone #1 Period, as extended, then Seller may terminate this Agreement by delivering written notice thereof to Buyer within two (2) business days after the expiration of the Funding Milestone #1 Period, as extended, in which case this Agreement will terminate and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement). At any time within the Funding Milestone #1 Period, as it may be extended, Buyer may elect in its sole discretion to terminate this Agreement due to the actual or anticipated failure to meet Funding Milestone #1 by delivering written notice thereof to Seller, in which case this Agreement will terminate and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement).

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(iii)        Funding Milestone #2. Provided this Agreement has not been previously terminated in accordance with its terms, Buyer shall have an initial period of thirty (30) calendar days (the "Funding Milestone #2 Period") from the expiration of the Funding Milestone #1 Period to obtain satisfactory commitments on the Platform from BuildingBits Investors of an amount ("Funding Milestone #2") equal to the greater of: (1) twelve percent (12%) of the Purchase Price; or (2) thirty-five percent (35%) of the Funding Goal. If Funding Milestone #2 is not met by the expiration of the initial Funding Milestone #2 Period, then Seller may terminate this Agreement by delivering written notice thereof to Buyer within two (2) business days after the expiration of the initial Funding Milestone #2 Period, in which case this Agreement will terminate and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement). In the event that Seller does not timely exercise the foregoing termination right, then the Funding Milestone #2 Period will be automatically extended for an additional thirty (30) calendar days. If Funding Milestone #2 is not met by the expiration of the Funding Milestone #2 Period, as extended, then Seller may terminate this Agreement by delivering written notice thereof to Buyer within two (2) business days after the expiration of the Funding Milestone #2 Period, as extended, in which case this Agreement will terminate and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement). At any time within the Funding Milestone #2 Period, as it may be extended, Buyer may elect in its sole discretion to terminate this Agreement due to the actual or anticipated failure to meet Funding Milestone #2 by delivering written notice thereof to Seller, in which case this Agreement will terminate and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement).

(c)            Buyer’s Inspection Condition.

(i)          Duration; Scope of Inspections. Buyer (and Buyer’s representatives, agents and consultants), will have a period commencing on the Effective Date and ending upon the later to occur of (i) the date that is sixty (60) days after the Effective Date; or (ii) the expiration of the Funding Milestone #2 Period (the "Inspection Period"), to inspect the Property. Buyer may continue with such inspections after the Inspection Period if Buyer has delivered its Approval Notice (as defined below). Without limiting the generality of the foregoing, but subject to the terms of this Section 7(c), (1) except as provided below, Seller will permit Buyer to examine, at all reasonable times, all books and records (including without limitation financial and operating statements) in Seller’s possession or control relating to the Property, (2) Buyer will have the right to (A) inspect the Land, Improvements, Appurtenant Rights, and Personal Property, (B) review the Leases, Contracts, Licenses, Intangibles and all Due Diligence Materials, (C) discuss the Property with, and obtain additional information from, tenants and any property manager, and (D) conduct geophysical feasibility tests of the Property and an environmental audit or audits of the Property (with copies of the reports relating to such audits delivered to Seller when completed), including sampling, and (3) Buyer will be given complete access to the Property for the purpose of making such tests, inspections, and investigations.

(ii)         Conduct of Inspections. Buyer and its agents, employees and contractors, in the conduct of its due diligence investigation of the Real Property or otherwise, will not interfere with or hinder the operation of the Real Property or the tenants or occupants thereof. Seller will provide Buyer and Buyer’s representatives, agents and consultants with reasonable access to the Real Property between 9:00 a.m. and 5:00 p.m. on weekdays, subject to the rights of the Real Property tenants or occupants and provided that: (A) Buyer will notify Seller or one of Seller’s agents not less than two (2) business days in advance of entering the Real Property; (B) neither Buyer nor its representatives, agents or consultants will communicate directly with any tenant of the Real Property without the accompaniment by Seller, Seller’s manager or Seller’s agents for the Real Property if requested by Seller; (C) Buyer and its representatives, agents and consultants will keep the Real Property free and clear of any mechanic’s or materialmen’s liens arising out of any such entry, will promptly restore any damage caused by them, will perform all investigations in a safe and professional manner, will not allow any dangerous or hazardous conditions, and will comply with all applicable laws and governmental regulations; (D) Seller or any of its representatives or agents may accompany Buyer and any of its representatives and agents during their visit to the Real Property; (E) Buyer will not perform or authorize any invasive testing of the Real Property without Seller’s prior written consent, which shall not be unreasonably withheld or delayed; and (F) prior to entry upon the Real Property, Buyer will deliver to Seller evidence of such party’s liability insurance coverage by an insurer reasonably acceptable to Seller and with combined single limits of not less than One Million Dollars ($1,000,000) per occurrence. All such tests, investigations, and studies will be at Buyer’s sole cost and expense.

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(iii)        Indemnification For Inspection Activities. In the event of any damage to the Property caused by Buyer, its agents, engineers, employees, contractors, or surveyors (including without limitation pavement, landscaping, and surface damage), Buyer will restore the Property, at Buyer’s sole cost and expense, to the condition existing prior to the performance of such tests, investigations, or studies. Buyer will defend, indemnify, and hold Seller harmless from any and all damage, liability, cost, and expense (including without limitation reasonable attorney fees, court costs, and costs of appeal) suffered or incurred by Seller or third parties for injury to persons or property caused by Buyer, its agents, engineers, employees, contractors or surveyors or by Buyer’s entry, investigations, tests, studies, and/or inspections of the Property (provided that the foregoing indemnification shall not apply to the discovery of pre-existing conditions at the Property as a result of Buyer’s investigations). The obligations of Buyer under this subparagraph will survive termination of this Agreement and Closing.

(iv)        Buyer’s Approval of Property. In addition to conducting inspections, Buyer may conduct and complete such analyses, evaluations, tests, and investigations of the Property as Buyer may determine in its sole discretion. If, in the sole discretion and at the sole election of Buyer, any of Buyer’s evaluations, tests, inspections, or investigations are unsatisfactory to Buyer, in any manner or for any reason (or for no reason whatsoever) in Buyer’s sole discretion, including without limitation for reasons relating to Buyer’s financial analysis of the Property for Buyer’s intended use or any purpose, restrictions on use of the Property, matters relating to zoning, government approvals, appraised value, or other matters impacting the condition or value of the Property, Buyer may terminate this Agreement. If Buyer notifies Seller, in writing, on or before 5:00 p.m. Pacific time on the last business day of the Inspection Period (the "Contingency Removal Date") of Buyer’s approval of the Property in all respects and Buyer’s election to proceed under this Agreement ("Contingency Approval Notice"), then this Agreement will remain in full force and effect. If Buyer fails to deliver its Contingency Approval Notice on or before the Contingency Removal Date, this Agreement will terminate and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement).

(d)           Seller’s Termination of Contracts Not Assumed by Buyer Prior to Closing, Buyer shall provide Seller with written notice of those Contracts Buyer elects to assume at Closing (the "Assumed Contracts"). Seller will be responsible for terminating all of the Contracts that Buyer does not elect to assume, at or prior to Closing.

(e)           Buyer Financing. The obligation of Buyer to close the transaction contemplated by this Agreement is contingent upon the closing of a mortgage loan secured by the Property from Buyer's lender of choice on terms satisfactory to Buyer in Buyer's sole and absolute discretion (the "Buyer Financing"). Without limiting the foregoing, so long as this Agreement remains in effect, Buyer, at its expense, shall use commercially reasonable efforts to obtain a commitment for the Buyer Financing and to satisfy the closing conditions of the Buyer Financing applicable to Buyer. Buyer shall be responsible for any costs, fees or expenses arising out of the Buyer Financing. Buyer may terminate this Agreement at any time prior to the Closing Date due to the actual or anticipated failure to close the Buyer Financing by delivering written notice thereof to Seller, in which case this Agreement will terminate and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement).

(f)           Delivery of Tenant Estoppel Certificates to Buyer. Seller will present to the tenant and will use commercially reasonable efforts to deliver to Buyer, not less than five (5) business days prior to the Closing Date, an estoppel letter from the tenant of the Property in the form of attached Exhibit C or in such other form as may be reasonably acceptable to Buyer and Buyer’s lender but nothing more nor contrary what tenant is required to provide under the Lease (the "Tenant Estoppel Certificate"), certified to Buyer and Buyer’s lender. It is an express condition of Buyer’s obligations under this Agreement that Seller shall deliver the Tenant Estoppel Certificate, dated no more than thirty (30) days prior to Closing from the tenant of the Property, with the Tenant Estoppel Certificate containing no material adverse facts or qualifications (the "Estoppel Minimum"). Seller’s failure to deliver the Estoppel Minimum will in no instance constitute a default by Seller under this Agreement, and in the event of such failure Buyer’s sole right will be either to terminate this Agreement or to waive the requirement for such estoppel letter (to the extent not provided) and proceed with Closing.]

(g)           Further Conditions of Buyer’s Obligations. The obligation of Buyer to close the transaction contemplated by this Agreement is further subject to the conditions that (i) all of the representations and warranties of Seller contained in this Agreement are true and correct, in all material respects, at the Effective Date and as of the Closing Date, and (ii) all of the obligations and duties of Seller to be performed hereunder on or before the Closing Date shall have been completed in a timely manner and performed in all material respects.

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(h)           Conditions of Seller’s Obligations. The obligation of Seller to close the transaction contemplated by this Agreement is subject to the conditions that (i) all of the representations and warranties of Buyer contained in this Agreement are true and correct, in all material respects, at the Effective Date and as of the Closing Date, and (ii) all of the obligations and duties of Buyer to be performed hereunder on or before the Closing Date shall have been completed in a timely manner and performed in all material respects.

(i)            Failure of Condition. If any of the conditions in paragraphs (a) – (g) above is not timely satisfied, for a reason other than the default of Seller under this Agreement, then Buyer may, at Buyer’s option, either (i) waive such condition in writing delivered to Seller or (ii) terminate this Agreement by notice to Seller, in which case (A) the Escrow and the rights and obligations of Buyer and Seller shall terminate, except as otherwise expressly provided herein; (B) Escrow Agent is hereby instructed to promptly return to Seller and Buyer all funds, together with any accrued interest on such funds, and documents deposited by them, respectively, into Escrow which are held by Escrow Agent on the date of said termination; and (C) the cancellation charges required to be paid by and to Escrow Agent and the Title Company shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer and all other charges shall be borne by the party incurring same.

8.            Representations and Warranties. Seller makes the following representations and warranties to Buyer, as of the Effective Date and again as of the Closing Date:

(a)           Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement.

(b)           There are no parties in possession and no leases or occupancy agreements affecting all or any part of the Property, except as disclosed in the Rent Roll, and there are no written or oral promises, understandings, agreements or other commitments between Seller and any tenant or other person affecting the Property, that will be in force or effect on and after the Closing Date, except as disclosed in the Due Diligence Materials.

(c)           To Seller's actual knowledge, the Due Diligence Materials are true, accurate and complete copies or originals.

(d)           Seller has received no written notice of and has no actual knowledge that eminent domain or other legal proceedings affecting the Real Property are pending or threatened.

(e)           Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

(f)           Seller has not received any written notice of any violation of any applicable law (including any environmental law), code, rule, regulation, ordinance, requirement, covenant, condition or restriction relating to the condition or present use or occupancy of the Property by any person, authority or agency having jurisdiction.

(g)           Seller has no actual knowledge regarding the existence of hazardous materials affecting the Property independent of any environmental reports delivered to Buyer as part of the Due Diligence Materials.

(h)          There are no suits or claims pending or, to Seller's actual knowledge, threatened with respect to or in any manner affecting Seller or Seller’s interest in the Property.

(i)           Seller has not granted to a third party any option, right of first refusal or other right to purchase the Property or any part thereof or interest therein.

(j)           Seller has entered into no brokerage or leasing commission agreements with respect to the Property, where a commission or fee has been earned but not fully paid or which will remain in effect after Closing.

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(k)           There are no claims or unpaid bills for labor performed on and/or materials furnished to the Property for or at the request of Seller, other than those disclosed in the Due Diligence Materials.

9.           Seller’s Covenants. From and after the Effective Date through the Closing Date, Seller and Seller’s agents will, at Seller’s expense:

(a)           Perform all of Sellers’s obligations under the Leases, Contracts, and Licenses;

(b)           Keep in existence all fire, extended coverage, business interruption, rent loss, or similar insurance policies, and all public liability insurance policies, that are in existence as of the Effective Date with respect to the Property to the extent required under the Lease(s);

(c)           Not (i) amend, waive any rights under, terminate, or extend any Lease, Contract, or License, (ii) apply any security or other deposits held under any Lease, Contract, or License to delinquent rents, or (iii) enter into new leases, contracts, or licenses without written notice to Buyer. Without limiting the foregoing, in the event that Seller enters into a new lease applicable to the Property without Buyer's prior written consent, Buyer shall have the right to terminate this Agreement by delivering written termination notice to Seller, in which case the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement);

(d)           Not (i) market the Property; (ii) sell, offer to sell, or negotiate to sell the Property to any party other than Buyer; or (iii) take any action to solicit, initiate, or encourage the submission of a back up offer for the Property;

(e)           Promptly advise Buyer in writing of any changes in circumstances that would render the representations and warranties made by Seller in this Agreement false or misleading in any material respect; and

(f)           Give appropriate notices of termination of those Contracts not assumed by Buyer, as provided for in Section 7(d) above, so that each non-assumed Contract will be terminated as of the Closing Date.

10.          Survival; Limit on Liability. All the representations, warranties, and covenants of Seller and Buyer contained in this Agreement or in any of the Escrow Closing Documents (as defined below) are material, none will merge into the Deed, and all will survive the Closing Date or termination of this Agreement for a period of six (6) months (the "Survival Period"). All rights of Buyer hereunder or under any of the Escrow Closing Documents, with respect to any surviving representation, warranty, covenant, or indemnity will be deemed waived if Buyer does not, by written notice to Seller, advise Seller of any alleged breach of representation, warranty, or covenant, or any alleged indemnification obligation, prior to the expiration of the Survival Period. In addition, and notwithstanding anything to the contrary contained in this Agreement or in any of the Escrow Closing Documents, after Closing the recourse of Buyer against Seller with respect to any claim based on or arising out of any untruth or inaccuracy of any representations or warranties of Seller under this Agreement or the Escrow Closing Documents will be limited to an amount not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Subject to the limitations set forth in this Section, all remedies will be those set forth in Section 16 below. The provisions of this Section 10 will survive Closing.

11.          Deliveries at Closing.

(a)           Conveyance Documents. On the Closing Date, Seller will transfer and convey title to the Property to Buyer free and clear of all liens and encumbrances, other than real and personal property taxes not yet due and payable, and the Permitted Exceptions, by:

(i)          Delivering a recordable special warranty/limited deed executed by Seller, in the form of the attached Exhibit D, conveying fee simple title to the Real Property and Appurtenances to Buyer, subject to (1) all matters of record, (2) unpaid taxes and assessments not yet due and payable, (3) zoning ordinances, (4) the Lease(s), and (5) matters visible upon a physical inspection or matters which would be set forth in an accurate ALTA survey (the "Deed");

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(ii)         Delivering a Quit Claim Bill of Sale executed by Seller, in the form of the attached Exhibit D, transferring the Personal Property to Buyer without warranty or recourse (the "Bill of Sale"); and

(iii)        Delivering two originals of an Assignment and Assumption Agreement executed by Seller, in the form of the attached Exhibit E, transferring all of Seller’s right, title, and interest in and to the Assumed Contracts, the Licenses, the Leases, and the Intangibles to Buyer (the "Assignment Agreement").

The foregoing documents and instruments are collectively referred to herein as the "Conveyance Documents."

(b)           Escrow Closing Documents. On the Closing Date, Seller will deliver the following documents (the "Escrow Closing Documents") to the Escrow Agent, all duly executed by Seller, where appropriate, each of which will be a condition precedent to Buyer’s obligation to close the transaction contemplated by this Agreement (and one or more of which may be waived in writing by Buyer, in its sole discretion, on or prior to the Closing Date):

(i)          The Conveyance Documents;

(ii)         To the extent required by the Title Company, an ALTA statement or affidavit and gap indemnity agreement, each in customary form;

(iii)        Seller’s counterpart of an estimated closing statement setting forth credits and prorations made in accordance with Section 12 below (the "Prorate Statement");

(iv)        A certification of non foreign status satisfying Section 1445 of the Internal Revenue Code of 1986, as amended;

(v)         Executed counterparts of real estate transfer declarations, if applicable;

(vi)        Evidence of Seller’s existence and authority to perform its obligations under this Agreement, in form and substance reasonably satisfactory to the Title Company;

(vii)       A current Rent Roll certified by an officer of Seller; and

(viii)      Such other documents, instruments, gap undertakings, consents or agreements as may be reasonably requested by the Title Company or the Escrow Agent, in order to issue to Buyer an extended coverage owner’s title insurance policy (the "Title Policy") in the amount of the Purchase Price, subject only to the Permitted Exceptions and including those endorsements that the Title Company has agreed to issue to Buyer or Buyer’s lender (it being understood that the Title Policy may be issued at Closing in the form of a title commitment or a pro forma title policy, hand-marked and initialed by Buyer and the Title Company, and dated as of the Closing Date, so as to be the equivalent of the Title Policy).

(c)           Seller Closing Items. On the Closing Date, Seller will deliver the following items and documents (the "Seller Closing Items") to Buyer, all duly executed by Seller, where appropriate, each of which will be a condition precedent to Buyer’s obligation to close the transaction contemplated by this Agreement (and one or more of which may be waived in writing by Buyer, in its sole discretion, on or prior to the Closing Date):

(i)          All keys and access cards to, and combinations to locks and other security devices located at, the Property, if applicable; and

(ii)         All of the original Leases, Contracts, and Licenses in possession of Seller, together with (1) a letter from Seller advising the tenants under the Leases of the assignment of their respective Leases to Buyer and the manner in which rent is to be paid subsequent to Closing, in a form reasonably satisfactory to Buyer; and (2) evidence of termination of the Contracts designated by Buyer as not being assumed by Buyer, if applicable.

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(d)           Buyer Deliveries. On the Closing Date, Buyer will deliver the following to the Escrow Agent, in form and substance reasonably acceptable to Seller, all duly executed by Buyer, where appropriate, each of which will be a condition precedent to Seller’s obligation to close the transaction contemplated by this Agreement:

(i)          Executed counterparts of the real estate transfer declarations described above, if applicable;

(ii)         Two original counterparts of the Assignment Agreement;

(iii)        Buyer’s counterpart of the Prorate Statement;

(iv)        Evidence of Buyer’s existence and authority to perform its obligations under this Agreement, in form and substance reasonably satisfactory to the Title Company;

(v)         The Purchase Price, plus or minus prorations and adjustments as provided herein; and

(vi)        Such other documents, instruments, or agreements as may be reasonably requested by the Title Company or the Escrow Agent in order to issue the Title Policy and to otherwise consummate the Closing.

(e)           Closing. When the Escrow Agent has received all of the deposits listed in this Section 11, is prepared to issue the Title Policy having an effective date as of the date the Deed is recorded, in the amount of the Purchase Price and insuring the title of Buyer in the Property, subject only to the Permitted Exceptions and including those endorsements that the Title Company has agreed to issue to Buyer or Buyer’s lender, and is otherwise in a position to consummate the Closing, the Escrow Agent is then authorized and instructed to simultaneously proceed as follows:

(i)          Record the Deed;

(ii)         Pay the disbursements as shown on the Prorate Statement from the funds deposited by Buyer;

(iii)        Deliver to Buyer the Title Policy, the recorded Deed, the Bill of Sale, one original of the Assignment Agreement, Buyer’s counterpart to the Prorate Statement, and copies of all other documents submitted by the parties in connection with the Closing; and

(iv)        Deliver to Seller one original of the Assignment Agreement, Seller’s counterpart of the Prorate Statement, and copies of all other documents submitted by the parties in connection with the Closing.

The Title Policy may be issued at Closing in the form of a commitment or a pro forma title policy, hand-marked and initialed by Buyer and the Title Company, and dated as of the Closing Date, so as to be the equivalent of delivery of the Title Policy.

12.          Closing Costs; Prorations.

(a)          Generally. Buyer shall pay the premium for the Title Policy and/or any endorsements. Seller and Buyer shall each pay one-half (1/2) of the escrow fees charged by the Escrow Agent. Buyer shall pay the recording fee for the Deed. Any excise tax and/or transfer tax due in connection with the conveyance of the Property shall be paid by Buyer. Real property taxes for the tax year of the Closing, assessments (if a Permitted Exception), personal property taxes, rents and other charges arising from existing Leases paid for the month of Closing, interest on assumed obligations, utilities, and fees due under the Assumed Contracts shall be prorated as of the Closing Date (except to the extent such charges are paid by Tenant(s)). If applicable, prepaid rents, security deposits, and other unearned refundable deposits relating to Leases shall be assigned and delivered to Buyer at Closing.

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(b)           Rents. Except for delinquent rent as addressed below, all rent under the Leases shall be prorated effective as of the Closing Date. Delinquent rent due but not received prior to Closing shall not be prorated but shall remain the property of Seller. Payments received from Tenants from and after the date of Closing shall be applied first to rents then due for the current period and then to rents delinquent as of the date of Closing. Buyer shall use reasonable efforts to collect delinquent rents for the benefit of Seller for a period not to exceed sixty (60) days after the Closing Date, and shall cooperate with Seller in the collection of any delinquent amounts; provided, however, Buyer will not be obligated to sue any tenants or exercise any legal remedies under the Leases, including, but not limited to, unlawful detainers, or to incur any expense over and above its own regular collection expenses.

(c)           Taxes. If the Closing shall occur before the real property taxes payable on the Property for the tax year in which Closing occurs are known, the proration of such taxes shall be upon the basis of the taxes payable for such Property during the immediately preceding tax year. Subsequent to the Closing, but no later than sixty (60) days after the actual taxes for the Property have been determined for the tax year in which Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or pay such sums as shall be necessary to effect such adjustment.

13.          Possession. Possession of the Property will be delivered to Buyer at Closing, subject to the Lease(s) and other matters described in the Deed in the same condition as it exists on the Effective Date, ordinary wear and tear excepted and except as provided in Sections 14 and 15 hereof. Buyer will have the right to inspect the Property within three (3) days prior to Closing to verify that the condition of the Property is as required under this Agreement.

14.          Fire or Casualty. In the event of damage to the Property by fire or other casualty prior to the Closing Date, Seller will promptly notify Buyer of such fire or other casualty ("Casualty Notice"). Seller shall state in the Casualty Notice any information Seller has received concerning the cost to be incurred to repair the casualty loss. If there is an uninsured loss in excess of $100,000.00, Seller may elect to terminate this Agreement by written notice delivered to Buyer within thirty (30) days after the Casualty Notice, in which case parties will have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement). If the fire or other casualty damage estimate is in excess of five percent (5%) of the Purchase Price and this Agreement is not terminated by Seller on account of an uninsured loss, then Buyer may elect, by written notice delivered to Seller on or before the sooner of (i) the twentieth (20th) day after Buyer’s receipt of the Casualty Notice, or (ii) the Closing Date, to either: (a) close the transaction contemplated by this Agreement and receive all insurance claims and proceeds payable to Seller as a result of such fire or other casualty, with the same being paid or assigned to Buyer at Closing, or (b) terminate this Agreement, in which case the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement). If the damage to the Property by fire or other casualty prior to the Closing Date would cost less than five percent (5%) of the Purchase Price to repair (as determined by Seller in good faith), Buyer will not have the right to terminate its obligations under this Agreement by reason thereof, and Seller will have the right to elect to either repair and restore the Property if such repair or restoration may be completed prior to the Closing Date and transfer to Buyer on the Closing Date all of Seller’s right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty. Seller will fully cooperate with Buyer, at Buyer’s sole out-of-pocket expense, post-closing to adjust and settle any such claim.

15.          Condemnation. If, prior to the Closing Date, all or any part of the Property is taken by condemnation or a conveyance in lieu thereof, or if Seller receives notice of a condemnation proceeding with respect to the Property, then Seller will promptly notify Buyer of such condemnation or conveyance in lieu thereof. If the taking or threatened taking involves a material portion of the Property (as defined below), Buyer may elect, by written notice to be delivered to Seller on or before the sooner of (i) the twentieth (20th) day after Buyer’s receipt of such notice, or (ii) the Closing Date, to terminate this Agreement, in which event the parties hereto will have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement). If Buyer elects to close this transaction notwithstanding such taking or condemnation, Buyer will be entitled to any award given to Seller as a result of such condemnation proceedings, with the same being paid or assigned to Buyer at Closing. As used herein, a "material portion of the Property" means any part of the Property that results in a limitation on access or parking or is otherwise reasonably required for the operation of the Property in the manner operated on the Effective Date. If any taking or threatened taking does not involve a material portion of the Property, Buyer will be required to proceed with the Closing, in which event Seller will assign to Buyer any award given to Seller (or the right to receive any such award) as a result of such condemnation proceedings.

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16.          Default.

(a)           Pre-Closing Default by Seller. If Seller defaults hereunder upon or prior to Closing and fails to cure such default within three (3) business days after written notice of such default, or if prior to Closing it is determined that the representations and warranties of Seller set forth in this Agreement are not true and correct in all material respects on the Effective Date and as of the Closing Date, then as Buyer’s sole and exclusive remedy may elect either (i) to terminate this Agreement and receive damages equal to Buyer’s actual out-of-pocket costs incurred to purchase the Property not to exceed Five Thousand Dollars ($5,000), in which event each of the parties will be relieved of any further obligation to the other arising by virtue of this Agreement (except for obligations that are expressly intended to survive the termination of this Agreement), in which event each of the parties will be relieved of any further obligation to the other arising by virtue of this Agreement (except for obligations that are expressly intended to survive the termination of this Agreement), or (ii) to pursue specific performance of this Agreement.

(b)           Pre-Closing Default by Buyer or BBRS. If Buyer or BBRS defaults hereunder upon or prior to Closing and fails to cure such default within three (3) business days of written notice of such default, this Agreement will terminate and Seller will be entitled to recover from Buyer as liquidated damages the sum of Five Thousand Dollars ($5,000) (the "Liquidated Damages Amount") in full settlement of all claims against Buyer or BBRS (with the exception of claims against Buyer related to obligations that are expressly intended to survive the termination of this Agreement). The parties agree that the amount of actual damages that Seller would suffer as a result of Buyer's or BBRS's default would be extremely difficult to determine and have agreed, after specific negotiation, that Liquidated Damages Amount is a reasonable estimate of the Seller’s damages and the net detriment that Seller would suffer from a default by Buyer or BBRS and is intended to constitute a fixed amount of liquidated damages in lieu of other remedies available to Seller and is not intended to constitute a penalty. The foregoing does not limit Seller’s right to enforce the express indemnity provisions in this Agreement.

17.          Notices. Any notice, approval, demand, request, or other communication that either party may be required or may desire to give under this Agreement will be in writing and will be deemed to have been properly given if (a) hand delivered, (b) sent by a nationally recognized overnight delivery service, (c) sent by United States mail (certified mail, return receipt requested, or (d) sent by email, in each case, prepaid and addressed as shown below, or to such other or additional addresses as either party might designate by written notice to the other party.

If to Seller:

Quattro Williamsport, LLC

c/o Quattro Development, L.L.C.

1100 Jorie Blvd., Suite 140

Oak Brook, Illinois 60523

Attention: Mike Liyeos and Rob Walters

Email: mike@quattrodevelopment.com and rob@quattrodevelopment.com

If to Buyer:

BuildingBits Properties I, LLC

c/o BuildingBits Holdings, LLC

425 NW 10th Avenue, Suite 306

Portland, Oregon 97209

Attention: Alexander Aginsky, CEO

Email: a.aginsky@buildingbits.com

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If to BBRS:

BuildingBits Real Estate Services, LLC

c/o BuildingBits Holdings, LLC

425 NW 10th Avenue, Suite 306

Portland, Oregon 97209

Attention: Alexander Aginsky, CEO

Email: a.aginsky@buildingbits.com

Any such notice shall be deemed to have been given (i) upon delivery or refusal of a party to accept delivery thereof (including ignoring delivery attempts), if personally delivered or delivered by any nationally recognized form of airborne/overnight delivery service, or (ii) upon receipt or upon the expiration of three (3) business days, whichever is earlier, if mailed, or (iii) if by email, when such notice is sent, provided that emails and other electronic communications that are received at any time after 5:00 p.m. (Pacific time) on a Business Day shall be deemed to have been given on the next following Business Day. Any notice given by email must be confirmed within forty-eight (48) hours by letter mailed or delivered to the appropriate party at its respective address in accordance with clauses (b) or (c) above. Either party may change the address at which it desires to receive notice upon giving written notice of such request to the other party. Buyer and Seller, and their respective counsel, hereby agree that notices may be given hereunder by the parties’ respective counsel, and that if any communication is to be given hereunder by Buyer’s or Seller’s counsel, such counsel may communicate directly with all principals, as required to comply with the foregoing provisions.

18.          "AS IS" Sale; Disclaimer.

(a)          Buyer acknowledges that: (i) Buyer is a sophisticated investor, knowledgeable and experienced in the financial and business risks attendant to an investment of real property and capable of evaluating the merits and risks of entering into this Agreement and purchasing the Property, (ii) that Buyer has entered into this Agreement with the intention of relying upon its own or its experts investigation of the physical, environmental, economic and legal condition of the Property, including, without limitation, the compliance of the Property with laws and governmental regulations and the operation of the Property, and (iii) that, except for the express representations and warranties set forth in this Agreement and the Escrow Closing Documents, Buyer is not relying on any representations and warranties made by Seller or anyone acting or claiming to act on Seller’s behalf concerning the Property. Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors.

(b)          EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT AND IN THE ESCROW CLOSING DOCUMENTS, BUYER ACKNOWLEDGES AND AGREES THAT (I) BUYER WILL BE PURCHASING THE PROPERTY BASED SOLELY UPON ITS INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY, AND THAT BUYER WILL BE PURCHASING THE PROPERTY "AS IS", "WHERE IS" AND "WITH ALL FAULTS", BASED UPON THE CONDITION OF THE PROPERTY AS OF THE EFFECTIVE DATE, ORDINARY WEAR AND TEAR AND LOSS BY FIRE OR OTHER CASUALTY OR CONDEMNATION EXCEPTED, (II) BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, DIRECT OR INDIRECT, MADE BY SELLER OR ON SELLER’S BEHALF, ORAL OR WRITTEN, EXPRESS OR IMPLIED, TO BUYER OR ANY AGENTS, REPRESENTATIVES, OR EMPLOYEES OF BUYER, WITH RESPECT TO THE CONDITION OF THE PROPERTY; ITS FITNESS FOR ANY PARTICULAR PURPOSE; ITS COMPLIANCE WITH ANY LAWS; ANY RESTRICTIONS RELATED TO THE DEVELOPMENT OF THE PROPERTY; THE SUITABILITY OF THE PROPERTY FOR ANY PURPOSES WHATSOEVER; THE APPLICABILITY OF OR COMPLIANCE OF THE PROPERTY WITH ANY GOVERNMENTAL REQUIREMENTS, INCLUDING BUT NOT LIMITED TO ZONING, LAND USE, SUBDIVISION AND ENVIRONMENTAL REQUIREMENTS PERTAINING TO THE PROPERTY; ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS, CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY; OR TO ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY OR THIS AGREEMENT; AND (III) THAT SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PROPERTY. Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller, other than as expressly set forth in this Agreement and the Escrow Closing Documents.

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(c)          Buyer further acknowledges that the Due Diligence Materials and other information provided and to be provided with respect to the Property was or will be obtained from a variety of sources, and that Seller (i) has not made any independent investigation or verification of such information, and (ii) makes no representations as to the accuracy or completeness of such information, except as expressly provided herein.

(d)          Buyer acknowledges and agrees that the Purchase Price has been negotiated to take into account that the Property is being sold subject to the provisions of this Section 18 and that Seller would have charged a higher purchase price if the provisions in this Section 18 and the limitations of liability and releases provided in Section 18 below were not agreed to by Buyer.

(d)          The provisions of this Section 18 will survive the Closing.

19.          Assignment. Buyer will not have the right to assign this Agreement or any interest herein without the express written consent of Seller, which consent will not be unreasonably withheld, conditioned, or delayed; provided, however, that Seller’s consent will not be required if the assignment is to one or more affiliates of Buyer. For purposes of the foregoing, an "affiliate" will include: (a) any entity controlled by or under common control with Buyer; (b) any entity in which Buyer or an affiliate of Buyer is the managing member, manager, or general partner; (c) any person or entity who acquires an undivided interest in the Property with Buyer or an affiliate of Buyer in order to complete a Section 1031 exchange; and (d) any "joint venture" entity formed by Buyer or an affiliate of Buyer and in which Buyer or its affiliate has a one percent (1%) or more equity interest or otherwise is a material equity participant. With respect to any permitted assignment, Buyer will remain liable for, and the assignee(s) will assume, all obligations of Buyer hereunder. Buyer will notify Seller in writing of any assignment in sufficient time to allow the Closing to occur without delay or unreasonable burden.

20.          1031 Exchange. Either Seller or Buyer or their assignees (an "Exchanging Party") may elect to consummate the transaction hereunder in whole or in part as part of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that such like-kind exchange is accomplished at the sole cost of the Exchanging Party, without delaying the Closing Date or any other event scheduled under this Agreement, and without releasing the Exchanging Party from any obligation or liability under this Agreement. In connection with such exchange, the Exchanging Party will be permitted to assign its interest in this Agreement to one or more affiliates and/or to any exchange accommodator on behalf of such persons. If any such Exchanging Party so elects, the other party will reasonably cooperate with the Exchanging Party and will execute such documents and take such action as may be reasonably necessary in order to effectuate the transaction as a like-kind exchange in accordance with applicable rules governing such exchanges; provided, however, that (i) the Exchanging Party will have the responsibility to prepare any documentation required in order to effectuate such like-kind exchange, (ii) the cooperating party will have no obligation to incur any cost or take title to any other real or personal property, (iii) the Exchanging Party will assume all risks in connection with the designation, selection, and setting of terms of the purchase or sale of any exchange property, (iv) any documents to effectuate such exchange will be consistent with the terms and conditions contained in this Agreement, and (v) the Exchanging Party’s exchange will not result in any additional liability or cost to the other party.

21.          Miscellaneous Provisions.

(a)           Time of the Essence. Time is of the essence of each provision of this Agreement.

(b)           Entire Agreement. This Agreement (including its Exhibits and Schedules) contains the entire agreement between the parties relating to the transactions contemplated hereby.

(c)           Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State where the Land is located. In the event of any litigation in connection with this Agreement, the state court located in the county in which the Property is located shall be the exclusive venue for any lawsuit.

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(d)           Partial Invalidity. If any of the provisions of this Agreement or the application thereof to any person or circumstance will, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement and the application of such provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable will not be affected thereby.

(e)           Counterparts. This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which will be deemed an original, but all of which, together, will constitute one and the same instrument.

(f)           Exclusivity. Seller agrees it will not enter into a back-up contract with any third party during the pendency of this Agreement.

(g)           Enforcement. In the event suit or action is commenced to interpret, enforce, or rescind this Agreement or otherwise arising out of or concerning this Agreement, the prevailing party will be entitled to recover from the other party all reasonable expenses paid or incurred by the prevailing party to prosecute or defend such suit or action, including without limitation attorney fees and other legal fees and costs, disbursements and court costs. The obligations under this Section 22(g) will survive the Closing or earlier termination of this Agreement.

(h)           Construction. This Agreement will not be construed more strictly against one party than against the other merely by virtue of the fact that the Agreement may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

(i)           Signatures. A facsimile, scanned, or photocopy signature on this Agreement, any amendment hereto, any non-recorded Closing Document, or any notice delivered hereunder will have the same legal effect as an original signature.

(j)           Computation of Periods. If the final day of any period of time in any provision of this Agreement falls upon a day that is not a business day, then the time of such period will be extended to the next business day. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period is so computed is to be included. As used in this Agreement, the term "business day" means any day of the week other than a Saturday, a Sunday, or a holiday observed by federally insured banks in the state where the Land is located or by the United States Postal Service.

(k)           Captions or Headings; Interpretation. The captions or headings of the sections and subsections of this Agreement are for convenience only, and will not control or affect the meaning or construction of any of the terms or provisions of this Agreement. Wherever in this Agreement the singular number is used, the same will include the plural and vice versa and the masculine gender will include the feminine gender and vice versa as the context will require.

(l)           Amendments and Waivers. No change, alteration, amendment, modification, or waiver of any of the terms or provisions of this Agreement will be valid unless the same will be in writing and signed by Buyer and Seller.

22.          State Specific Provisions.

(a)           Status of Sewer.

(i)            Sewer System. Seller represents to Buyer that the Property is served by:

☐ Public Sewer

☒ Community Sewage Disposal System

☐ Ten-Acre Permit Exemption (see Sewage Notice 2)

☐ Individual On-Lot Sewage Disposal System (see Sewage Notice 1)

☐ Holding Tank (see Sewage Notice 3)

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☐ Individual On-Lot Sewage Disposal System in Proximity to Well (see Sewage Notice 1; Sewage Notice 4, if applicable)

☐ None

☐ None Available / Permit Limitation in Effect (see Sewage Notice 5)

(ii)          Notices Pursuant to the Pennsylvania Sewage Facilities Act.

Notice 1: there is no currently existing community sewage system available for the subject property. Section 7 of the Pennsylvania Sewage Facilities Act provides that no person shall install, construct, request bid proposals for construction, alter, repair or occupy any building or structure for which an individual sewage system is to be installed, without first obtaining a permit. Buyer is advised by this notice that, before signing this Agreement, Buyer should contact the local agency charged with administering the Act to determine the procedure and requirements for obtaining a permit for an individual sewage system. The local agency charged with administering the Act will be the municipality where the Property is located or that municipality working cooperatively with others.

Notice 2: this Property is serviced by an individual sewage system installed under the ten-acre permit exemption provisions of Section 7 of the Pennsylvania sewage facilities act. (Section 7 provides that a permit may not be required before installing, constructing, awarding a contract for construction, altering, repairing or connecting to an individual sewage system where a ten-acre parcel or lot is subdivided from a parent tract after January 10, 1987). Buyer is advised that soils and site testing were not conducted and that, should the system malfunction, the owner of the Property or properties serviced by the system at the time of a malfunction may be held liable for any contamination, pollution, public health hazard or nuisance which occurs as a result.

Notice 3: this Property is serviced by a holding tank (permanent or temporary) to which sewage is conveyed by a water carrying system and which is designed and constructed to facilitate ultimate disposal of the sewage at another site. Pursuant to the Pennsylvania Sewage Facilities Act, Seller must provide a history of the annual cost of maintaining the tank from the date of its installation or December 14, 1995, whichever is later.

Notice 4: an individual sewage system has been installed at an isolation distance from a well that is less than the distance specified by regulation. The regulations at 25 Pa. Code §73.13 pertaining to minimum horizontal isolation distances provide guidance. Subsection (b) of §73.13 states that the minimum horizontal isolation distance between an individual water supply or water supply system suction line and treatment tanks shall be 50 feet. Subsection (c) of §73.13 states that the horizontal isolation distance between the individual water supply or water supply system suction line and the perimeter of the absorption area shall be 100 feet.

Notice 5: this lot is within an area in which permit limitations are in effect and is subject to those limitations. Sewage facilities are not available for this lot and construction of a structure to be served by sewage facilities may not begin until the municipality completes a major planning requirement pursuant to the Pennsylvania Sewage Facilities Act and regulations promulgated thereunder.

(b)          Coal Notice. THIS DOCUMENT MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL SUCH COAL AND IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT. This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984.

[Signatures appear on next page(s).]

17

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

"SELLER"

Quattro Williamsport, LLC,
an Illinois limited liability company

By:
Name:
Title:

"BUYER"

BuildingBits Properties I, LLC,
a Delaware limited liability company

By:
Name:
Title:

"BBRS"

BuildingBits Real Estate Services, LLC,
an Oregon limited liability company

By:
Name:
Title:

Attachments:

Exhibit A:	Legal Description of Property
Exhibit B:	Broker Disclosures
Exhibit C:	Form of Tenant Estoppel
Exhibit D:	Form of Deed
Exhibit E:	Form of Bill of Sale
Exhibit F:	Form of Assignment Agreement
Schedule 7(a):	Due Diligence Materials

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EXHIBIT A

Legal Description:

ALL that legal description of part of the tract or parcel of land located along East Third Street; situated along the south of said road and north of the Interstate Route 190, approximately 550 feet West of Westminster Drive in Loyalsock Township, Lycoming County, Pennsylvania, Tax Parcel Number 26-010-101.

BEGINNING at a railroad spike in the southern right of way line of East Third Street, being at the northwest corner of the whole tract; thence running with said right of way line the following course and distance: South 74° 56' 36" East, 189.70 feet to a point; thence leaving said right of way line and running by new lines of division as shown on a plat entitled, "MINOR SUBDIVISION PLAT, LOT I and REMAINING LANDS, HOSS'S RESTAURANT OPERATIONS, INC., LIBER 3547, FOLIO 283" dated 6/22/15, prepared by Triad Engineering, Inc. and recorded among the land records of Lycoming County, Pennsylvania at Instrument Number 201500011201, in Book 8715, Page 59, the following six (6) courses and distances: (1) South 14° 56' 56" West, 27.62 feet to a point; thence (2) North 75° 00' 02" West, 54.72 feet to a point; thence (3) South 14° 59' 58' West, 87.15 feet to a point; thence (4) North 75° 00' 02" West, 6.33 feet to a point; thence (5) South 14° 58' 58" West, 78.55 feet to a point; thence (6) North 75° 42' 04" West, 26.23 feet to a point on the third line of the conveyance from Centura Development Company, Inc. unto Raymond A. Eck, t/a Eck Realty, dated November 19, 1990 and recorded among the aforesaid land records in Deed Book 1628, Page 322; thence running with the remaining portion of said third line and all of the fourth through sixth lines of said conveyance the following four (4) courses and distances: (1) North 14° 16' 11" East, 13.99 feet to a rebar and surveyor's cap; thence (2) North 75° 04' 49" West, 5.00 feet to a rebar and surveyors cap; thence (3) North 14° 16' 11" East, 65.00 feet to a rebar and surveyor's cap; thence (4) North 75° 04' 49" West, 95.00 feet to a rebar and surveyor's cap in the first line of the conveyance from Cecil F. Backus, Jr., Administrator of the Estate of Candace C. Backus unto Cecil F. Backus, Jr., dated December 30, 2011 and recorded among the aforementioned land records in Deed Book 7522. Page 210; thence running with said first line the following course and distance: North 14° 16' 11" East, 115.00 feet to the point of Beginning.

CONTAINING 19,364 square feet or 0.445 acres of land more or less.

Subject to and together with all rights, accruing to the benefit of the insured set forth in Access Easement between Ouattro Williamsport, LLC and Hoss's Restaurant Operations, Inc. dated September 15, 2015 and recorded October 26, 2015 in the Lycoming County Recorder of Deeds Office in Book 8767. Page 226.

A-1

EXHIBIT B

Broker Disclosures

PENNSYLVANIA

CONSUMER NOTICE

THIS IS NOT A CONTRACT

In an effort to enable consumers of real estate services to make informed decisions about the business relationships they may have with real estate brokers and salespersons (licensees), the Real Estate Licensing and Registration Act (RELRA) requires that consumers be provided with this Notice at the initial interview.

• Licensees may enter into the following agency relationships with consumers:

Seller Agent

As a seller agent, the licensee and the licensee’s company works exclusively for the seller/landlord and must act in the seller’s/landlord’s best interest, including making a continuous and good faith effort to find a buyer/tenant except while the property is subject to an existing agreement. All confidential information relayed by the seller/landlord must be kept confidential except that a licensee must reveal known material defects about the property. A subagent has the same duties and obligations as the seller agent.

Buyer Agent

As a buyer agent, the licensee and the licensee’s company work exclusively for the buyer/tenant even if paid by the seller/landlord. The buyer agent must act in the buyer/tenant’s best interest, including making a continuous and good faith effort to find a property for the buyer/tenant, except while the buyer is subject to an existing contract, and must keep all confidential information, other than known material defects about the property, confidential.

Dual Agent

As a dual agent, the licensee works for both the seller/landlord and the buyer/tenant. A dual agent may not take any action that is adverse or detrimental to either party but must disclose known material defects about the property. A licensee must have the written consent of both parties before acting as a dual agent.

Designated Agent

As a designated agent, the broker of the selected real estate company designates certain licensees within the company to act exclusively as the seller/landlord agent and other licensees within the company to act exclusively as the buyer/tenant agent in the transaction. Because the broker supervises all of the licensees, the broker automatically serves as a dual agent. Each of the designated licensees are required to act in the applicable capacity explained previously. Additionally, the broker has the duty to take reasonable steps to assure that confidential information is not disclosed within the company.

• In addition, a licensee may serve as a Transaction Licensee.

A transaction licensee provides real estate services without having any agency relationship with a consumer. Although a transaction licensee has no duty of loyalty or confidentiality, a transaction licensee is prohibited from disclosing that:

o The seller will accept a price less than the asking/listing price,

o The buyer will pay a price greater than the price submitted in the written offer,

and

o The seller or buyer will agree to financing terms other than those offered.

Like licensees in agency relationships, transaction licensees must disclose known material defects about the property.

• Regardless of the business relationship selected, all licensees owe consumers the duty to:

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o Exercise reasonable professional skill and care which meets the practice standards required by the RELRA.

o Deal honestly and in good faith.

o Present, as soon as practicable, all written offers, counteroffers, notices and communications to and from the parties. This duty may be waived by the seller where the seller’s property is under contract and the waiver is in writing.

o Comply with Real Estate Seller Disclosure Law.

o Account for escrow and deposit funds.

o Disclose, as soon as practicable, all conflicts of interest and financial interests.

o Provide assistance with document preparation and advise the consumer regarding compliance with laws pertaining to real estate transactions.

o Advise the consumer to seek expert advice on matters about the transaction that are beyond the licensee’s expertise.

o Keep the consumer informed about the transaction and the tasks to be completed.

o Disclose financial interest in a service, such as financial, title transfer and preparation services, insurance, construction, repair or inspection, at the time service is recommended or the first time the licensee learns that the service will be used.

• The following contractual terms are negotiable between the licensee and the consumer and must be addressed in an agreement/disclosure statement:

o The duration of the licensee’s employment, listing agreement or contract.

o The licensee’s fees or commission.

o The scope of the licensee’s activities or practices.

o The broker’s cooperation with and sharing of fees with other brokers.

• All sales agreements must contain the property’s zoning classification except where the property is zoned solely or primarily to permit single family dwellings.

• The Real Estate Recovery Fund exists to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the Fund, call (717) 783-3658.

Before you disclose any financial information to a licensee, be advised that unless you select a business relationship by signing a written agreement, the licensee is NOT representing you. A business relationship is NOT presumed.

B-2

EXHIBIT C

Form of Tenant Estoppel

[Date]

BuildingBits Properties I, LLC

c/o BuildingBits Holdings, LLC

425 NW 10th Avenue, Suite 306

Portland, Oregon 97209

Attention: Alexander Aginsky, CEO

[Lender Address:]

Attention:

Ladies and Gentlemen:

_________________________________ ("Tenant") acknowledges that (a) ________________________ ("Landlord") has entered into an agreement with BuildingBits Properties I, LLC ("Buyer") for the sale and purchase of the real property and improvements commonly known as _______________________ (the "Property"), (b) Landlord has requested Tenant to execute and deliver this Tenant Estoppel Certificate to Buyer and Buyer’s lender, who is providing financing with respect to the Property ("Lender"), and (c) Buyer, Lender, and their respective successors and assigns will rely upon the certifications by Tenant in this Tenant Estoppel Certificate in connection with the purchase and financing of the Property.

Tenant hereby certifies as follows:

1.           Tenant currently leases at the Property the premises commonly known as ____________________(the "Premises"), pursuant to the terms and conditions of that certain Lease Agreement (or comparably-titled document) dated as of _______________, between Landlord and Tenant, as amended by the following amendments or modifications: ______________________________________________________ (the "Lease"). Except for the Lease, there are no agreements (written or oral) or documents that are binding on Landlord in connection with the lease of the Premises. The Lease is valid, binding, and in full force and effect, and has not been modified or amended in any manner whatsoever except as described above.

2.           The term of the Lease commenced on __________________________, and including any presently exercised option or renewal term(s), ends on ______________________________, subject to any rights of Tenant to extend the term expressly set forth in the Lease. Tenant has no rights to extend the term of the Lease except to the extent expressly set forth in the Lease.

3.           Landlord has delivered possession of the Premises to Tenant, and Tenant has accepted possession of, and currently occupies, the Premises.

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4.           The current monthly base rent payable under the Lease is $________________, and the current monthly payment payable under the Lease on account of taxes and operating expenses is $___________________. Tenant’s percentage share of operating expenses and real estate taxes is _____%. Rent and all other charges payable under the Lease on or before the date hereof have been paid. No amounts of monthly base rent payable under the Lease have been prepaid except through the end of the current calendar month, and no other charges payable under the Lease have been prepaid for any period, other than estimated payments of operating expenses and taxes. There are no applicable abatements on rent or other charges now or hereafter existing under the Lease.

5.           To Tenant’s knowledge, all reconciliations of actual taxes and operating expenses for calendar year _________ and all previous calendar years (the "Expenses") with payments made by Tenant therefor have been made and a report thereof delivered to Tenant.

6.           Tenant has no options, rights of offer, rights of refusal, or other rights to purchase all or any portion of the Property. Tenant has no options, rights of offer, rights of refusal, or other rights to expand the Premises or lease any other premises at the Property, except to the extent expressly set forth in the Lease.

7.           All obligations, if any, of Landlord under the terms of the Lease with respect to improvements or repairs to the Premises have been fully performed, and all allowances, reimbursements, or other obligations of Landlord for the payment of monies to or for the benefit of Tenant have been fully paid, all in accordance with the terms of the Lease.

8.           To Tenant’s knowledge, neither Landlord nor Tenant is in default in the performance of any covenant, agreement, or condition contained in the Lease, and no event has occurred and no condition exists which, with the giving of notice, or the lapse of time, or both, would constitute a default by any party under the Lease.

9.           Tenant is not the subject of any bankruptcy, insolvency, or similar proceeding in any federal, state, or other court or jurisdiction and no such proceeding is contemplated by Tenant.

10.          Tenant is in possession of the Premises and has not subleased any portion of the Premises or assigned or otherwise transferred any of its rights under the Lease.

11.         Tenant has deposited _____________________ Dollars ($________________) with Landlord as a security deposit under the Lease. Tenant has provided no other security to Landlord with respect to the Lease.

12.         Tenant will attorn to and recognize Buyer as the Landlord under the Lease and will pay all rents and other amounts due thereunder to Buyer upon notice to Tenant that Buyer has become the owner of Landlord’s interest in the Premises under the Lease.

13.         The individual executing this Tenant Estoppel Certificate has the authority to do so on behalf of Tenant ad to bind Tenant to the terms hereof.

14.         The term "Lender" as used herein includes any successor or assign of the named Lender; the term "Landlord" includes any successor or assign of the named Landlord; and the term "Buyer" includes any successor or assign of the named Buyer and any person who acquires title to the Property as a cotenant with the named Buyer or any affiliate of the named Buyer, and their successors and assigns.

[Tenant Name:]

By:
Name:
Title:

C-2

EXHIBIT D

Form of Deed

Space above this line reserved for Recorder

SPECIAL WARRANTY DEED

THIS INDENTURE, dated ___________________, 2018, is by and between Quattro Williamsport, LLC, an Illinois limited liability company, of _________________________,

GRANTOR

AND

_________________________, a ___________________, of _______________________,

GRANTEE

WITNESSETTH, that the said Grantor, for and in consideration of the sum of One Dollar ($1.00), lawful money of the United States of America, paid by the said Grantee to the said Grantor, at and before the sealing and delivery of these presents, the receipt whereof is hereby acknowledged, has granted, bargained, sold, conveyed, released and confirmed and by these presents does hereby grant, bargain, sell, convey, release and confirm to the said Grantee, its successors and assigns, the real property described on attached Exhibit A.

UNDER AND SUBJECT to all existing easements, restrictions and conditions of record.

TOGETHER with all and singular the tenements, hereditaments and appurtenances to the same belonging, or in anywise appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and ALSO all the estate, right, title, interest, property, claim and demand whatsoever, both in law and equity, of the said Grantor, of, in, to or out of the said premises, and every part and parcel thereof.

TO HAVE AND TO HOLD the same premises, with all and singular the appurtenances, unto the said Grantee, their successors and assigns, to and for the only proper use and behoof of said Grantee, their successors and assigns forever.

And the said Grantor will SPECIALLY WARRANT AND FOREVER DEFEND the property hereby conveyed.

[Signature page follows.]

D-1

IN WITNESS WHEREOF, the said Grantor has hereunto set its hand and seals the day and year first above written.

SEALED AND DELIVERED,

In the Presence of:	Quattro Williamsport, LLC,
an Illinois limited liability company

By:
Name:
Title:

State of	)
) ss.
County of	)

The foregoing instrument was acknowledged before me on ____________________, 2018, by __________________, as the ____________________ of Quattro Williamsport, LLC, an Illinois limited liability company

WITNESS my hand and official seal.

Notary Public for the State of
My commission expires:

[Exhibit intentionally omitted]

D-2

EXHIBIT E

Bill of Sale

A.           BuildingBits Properties I, LLC, as Buyer ("BuildingBits"), and ___________________________, a ______________________("Seller"), entered into that certain Platform Listing and Sale Agreement dated as of ________________________, 20___ (including all amendments thereto, the "Purchase Agreement") with respect to the acquisition of that certain real property, together with all improvements thereon, commonly known as ___________________________, located at ___________________________, as more particularly described in the Purchase Agreement (the "Property").

B.           BuildingBits assigned its rights under the Purchase Agreement to ______________________, a _______________ ("Buyer") pursuant to that certain Assignment of Purchase Agreement dated on or about the date hereof.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby sell, assign, transfer, and set over to Buyer the following personal property (but only to the extent owned by Seller) presently located on the Property:

All equipment, fixtures and other personal property owned by Seller and located at or attached to the Property and used in connection with the ownership, operation, and maintenance thereof, including without limitation all furniture, artwork, heating, lighting, air conditioning, ventilating, plumbing, electrical, or mechanical equipment and any personal property described on Schedule 1 attached hereto (collectively, the "Personal Property").

Seller does hereby covenant with Buyer that at the time of delivery of this Bill of Sale, the Personal Property is free from all encumbrances made by Seller. SELLER HEREBY DISCLAIMS, AND BUYER HEREBY WAIVES ANY AND ALL WARRANTIES OF MERCHANTABILITY OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PERSONAL PROPERTY BEING TRANSFERRED BY THIS INSTRUMENT.

Dated as of _______________________, 20___.

SELLER:

a(n)

By:
Name:
Title:

Attachments:

Schedule 1:	List of Personal Property

[Schedule intentionally omitted]

E-1

EXHIBIT F

Assignment Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this "Agreement") is made and entered into as of ____________________, 20___ (the "Effective Date") by and between _________________________, a ______________________ ("Assignor"), and ________________________________, a _________________________ ("Assignee").

Background

A.           BuildingBits Properties I, LLC, as Buyer ("BuildingBits") and Assignor, as Seller, entered into that certain Platform Listing and Sale Agreement dated as of ________________________, 20___ (including all amendments thereto, the "Purchase Agreement") with respect to the acquisition of that certain real property, together with all improvements thereon, commonly known as _________________________, located at _________________________, as more particularly described in the Purchase Agreement (the "Property").

B.           BuildingBits assigned its rights under the Purchase Agreement to Assignee pursuant to that certain Assignment of Purchase Agreement dated on or about the date hereof.

Terms and Conditions

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, transfers, conveys, assigns, and sets over unto Assignee the following described property (collectively, the "Assigned Property"):

1.            All of Assignor’s right, title, and interest, as lessor, in and to all leases, licenses, cell tower or telecommunications agreements and other agreements (collectively, the "Leases") to occupy all or any portion of the Property, including without limitation the Leases listed on the attached Schedule 1, together with all rents due, or to become due under each such Lease on or after the date hereof and all guaranties by third parties of the tenants’ obligations thereunder, letters of credit or other security devices relating thereto; and

2.           All refundable lease security deposits under the Leases (to the extent sums are being paid to Assignee on the date hereof); and

3.           All of Assignor’s right, title, and interest in and to all those contracts, agreements, telecommunications agreements, guarantees, warranties, and indemnities, written or oral, affecting the ownership, operation, management, and/or maintenance of the Property listed on the attached Schedule 2 (collectively, the "Contracts"); and

4.           To the extent assignable without the payment of any fee or the occurrence of any obligation, or the execution of any documents (other than this Assignment and Assumption Agreement) that create liability or reserve against the Assignor, all of Assignor’s right, title, and interest in and to:

(a)          all licenses, franchises, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals, and the like from any governmental or quasi-governmental entity or instrumentality affecting or relating to the ownership, operation, or maintenance of the Land or the Improvements (collectively, the "Licenses"); and

(b)          to the extent the same exist, (i) all plans, drawings, specifications, blueprints, studies or reports (including all environmental, architectural (including Americans with Disabilities Act compliance), engineering, structural, mechanical, roof, soils, seismic and geologic reports) and surveys relating in any way to the Property, (ii) maintenance records prepared by or on behalf of Assignor in connection with the ownership, operation, and/or maintenance of the Property, (ii) all logos, building and trade names, (iii) all transferable guaranties and warranties, if any, (iv) all advertising materials, development rights and other information and documentation in Assignor’s possession relating to the Property that do not contain Assignor’s name or are not deemed proprietary by Assignor, and (v) all other intangible rights, titles, interests and privileges owned by Assignor and relating to the Property (collectively, the "Intangibles").

F-1

Assignor does hereby covenant with Assignee that, at the time of delivery of this Assignment Agreement, the Leases, Contracts, Licenses, and Intangibles are free from all encumbrances made by Assignor and that Assignor will warrant and defend the same against the lawful claims and demands of all persons claiming by, through, or under Assignor, but against none other. Except as to the special warranty of title and any representation and warranty expressly set forth in the Purchase Agreement, the Assigned Property is conveyed "AS IS" as provided in the Purchase Agreement and Assignor makes no other warranty with respect thereto.

Assignor agrees to indemnify, defend and hold Assignee harmless from and against all liabilities, obligations, actions, suits, proceedings, or claims, and all costs and expenses (including without limitation reasonable attorney fees and costs) incurred in connection with the Leases, Contracts, Licenses, or Intangibles, or any of them, based upon or arising out of any breach or alleged breach of the Leases, Contracts, Licenses, or Intangibles, or any of them, by Assignor occurring or alleged to have occurred prior to the date hereof.

Dated as of _____________________, 20___.

ASSIGNOR:

a

By:
Name:
Title:

ACCEPTANCE

Assignee hereby accepts the foregoing assignment as of the date hereof and as of such date hereby assumes, and agrees to be subject to, the performance of all the terms, covenants, and conditions of the Assigned Property, including without limitation the obligation to return the refundable lease security deposits under the Leases to the extent the same are received as a credit at Closing, with respect to the period from and after the date hereof.

Assignee agrees to indemnify, defend, and hold Assignor harmless from and against all liabilities, obligations, actions, suits, proceedings, or claims, and all costs and expenses (including without limitation reasonable attorney fees and costs) incurred in connection with the Leases, Contracts, Licenses, or Intangibles, or any of them, based upon or arising out of any breach or alleged breach of the Leases, Contracts, Licenses, or Intangibles, or any of them, occurring or alleged to have occurred on or after the date hereof.

Dated as of: _____________________, 20___.

ASSIGNEE:

___________________________, a ____________________

By:
Name:
Title:

F-2

Attachments:

Schedule 1:	Rent Roll
Schedule 2:	List of Contracts

[Schedules intentionally omitted]

F-3

SCHEDULE 7(a)

DUE DILIGENCE MATERIALS

Seller will make available to Buyer for Buyer’s inspection the following documents and materials to the extent the same exist and are in Seller’s possession

PROPERTY

2. Historical Third Party Reports

a. Property Condition Assessment

b. Environmental Reports

c. Seismic/Structural Assessments

d. Mold Assessment

e. Zoning Report

f. ADA Surveys

g. Operation and Maintenance Programs

3. Certificates of Occupancy (building & tenants)

4. Licenses, Permits & Contracts

a. Elevator Permit/Inspection Certificates

b. Parking Management Agreement

c. Service Contracts (security, fire protection, alarm, elevators, HVACs, etc.)

5. ALTA Survey (existing)

6. Plans (site plan, floor plans, as-builts, stacking plan)

7. Warranties (roof and any serviceable warranties)

9. Litigation (current, pending & threatened)

INCOME

12. Rent Roll (current)

13. Security Deposits/Credits Schedule

14. Operating Statements (prior year of Seller’s ownership and YTD, if applicable)

15. General Ledger (current year)

16. Tenant Leases (including amendments and exhibits)

19. Tenant Contact Information

20. Percentage Rent/Tenant Sales (YTD) (if applicable)

21. Delinquency Report (YTD)

EXPENSE

24. Operating Budget (prior year, YTD)

27. CAM Reconciliation with tenant detail (prior three years and YTD)

Schedule 7(a)